Exhibit 99.1

AudioEye Reports 163% Revenue Growth on Continued Strong Contract Bookings

Increasing Adoption of Digital Content Accessibility Drives Acceleration of Subscription Revenue

Announces Preliminary 2018 Bookings and Revenue Targets

TUCSON, Ariz., Nov. 15, 2017 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company"), the leader in cloud-based software-as-a-service (SaaS) digital content accessibility solutions, today reported financial results for the third quarter, which ended September 30, 2017.

Third Quarter 2017 and Recent Highlights:

  Grew revenue 163% year-over-year, to $744 thousand for the third quarter of 2017, compared to $283 thousand in the third quarter of 2016;
  Increased year-to-date revenue by 214% compared to the same nine-month period of 2016, to $1.9 million;
  Won new cash contract bookings worth $1.5 million during the third quarter, bringing cash contract bookings to $4.7 million year-to-date, compared to cash contract bookings of $1.9 million for the full year 2016;
  Increased revenue visibility as deferred revenue grew to $1.1 million, and contracts in excess of deferred revenue grew to $2.8 million;
  Maintained low operating expenses at $1.4 million for the third quarter;
  Reduced operating loss by 15.7%, to $893 thousand, compared to $1.1 million in the third quarter of 2016;
  Reported GAAP net income of $183 thousand, or $0.00 per share, compared with a net loss of $707 thousand, or $(0.01) per share in the third quarter of 2016;
  Further decreased cash burn to just $296 thousand for the third quarter;
  Announced a financing round generating $1.5 million in gross proceeds, which we expect to fund the Company's growth initiatives for the coming year;
  Announced 2018 outlook of $6.5 million to $7.5 million in revenue and bookings of between $11 million and $12 million; and
  Won several major new client accounts, including the Social Security Administration (SSA), a leading healthcare company, and Fortune 500 companies operating in restaurants and telecommunications.

CEO Todd Bankofier stated, "AudioEye reported 163% revenue growth year-over-year as we continued to convert more than $4.7 million in year-to-date new cash contract bookings into a growing base of recurring revenue. We also reported increases in deferred revenue and contracts in excess of deferred revenue, providing greater visibility into our continued growth over the coming quarters. We believe AudioEye is well on track to further grow revenue in the fourth quarter, achieve our cash contract bookings outlook for 2017, and report significantly higher revenue and cash contract bookings in 2018.

"While we are excited about our performance at the top line, we remain dedicated to closely controlling operating expenses. We are strategically adding implementation staff to support the growing number of new customer launches each quarter, as well as expanding sales and marketing activity to further accelerate adoption of our industry-leading technology platforms for digital content accessibility. We believe this will allow AudioEye to quickly demonstrate the profit leverage opportunity embedded in our SaaS revenue model as we further ramp the business."

Said Dr. Carr Bettis, Executive Chairman of AudioEye: "We are off to a strong start in the fourth quarter and look forward to a great finish to 2017. AudioEye is now funded to drive even greater revenue growth throughout 2018 based on cash contracts that have been signed to date in 2017, plus the benefit of additional new cash contract bookings as we continue to expand our sales activity. Sales momentum is increasing as more companies are recognizing the market demand for accessibility, and seeking out AudioEye as the most effective, efficient and trusted solution to conform to the requirements of WCAG 2.0 standards."

2017 Third Quarter Financial Results
For the third quarter, accelerating demand for AudioEye's SaaS digital content accessibility platform in multiple end markets drove growth in revenue plus continued strong deferred revenue and new cash contract bookings. The Company reported revenue of $744 thousand for the third quarter ended September 30, 2017, a 163% increase from revenue of $283 thousand in the third quarter of 2016. Forward revenue visibility continued to increase for AudioEye, with new cash contract bookings of $1.5 million, bringing year-to-date bookings to $4.7 million, deferred revenue to $1.1 million and cash contracts in excess of deferred revenue to $2.8 million.

Gross profit in the third quarter of 2017 was $482 thousand, or 65% of revenue, up from 36% of revenue in the second quarter of 2017, and compared to gross loss of $29 thousand in the third quarter of 2016. AudioEye anticipates gross profit to continue to improve in 2018, consistent with its high potential profit leverage SaaS business model.

Operating expenses increased 33% year-over-year, to $1.4 million, for the third quarter, reflecting additional sales and implementation positions to support AudioEye's growth. Operating loss declined, to $893 thousand, down from $906 thousand in the second quarter of 2017 and down from $1.1 million in the third quarter of 2016.

For the quarter, AudioEye reported net income of $183 thousand, or $0.00 per share, compared to a net loss of $2.2 million, or $(0.02) per share, in the second quarter 2017, and compared to a net loss of $707 thousand, or $(0.01) per share, in the third quarter of 2016.

Cash Flow and Balance Sheet
Net cash used in operating activities was $1.1 million year-to-date compared to $1.7 million for the same period in 2016. The Company anticipates further reduction in cash burn as it moves toward breakeven revenue results. At the end of the third quarter, the Company's cash balance was $1.6 million.

In October 2017, AudioEye announced that it raised $1.5 million in equity proceeds to provide working capital for expansion and growth through the issuance and sale of its unregistered common stock.

Outlook
AudioEye expects full year 2017 cash contract bookings within a range of $5.5 to $6.5 million. This compares to cash contract bookings of $1.9 million for 2016.

Looking to 2018, AudioEye released the following preliminary growth targets: cash contract bookings of between $11 million and $12 million, and revenue of between $6.5 million and $7.5 million

About AudioEye, Inc.
AudioEye's software enables every enterprise, from corporations to government agencies, to make their content more consumable through technology.

More accessible. More usable. More people.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE." The Company maintains offices in Tucson, Atlanta and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit https://www.audioeye.com.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the risk that the Company's bookings, revenue and gross profit will not increase as currently expected or at all, the risk that the Company's cash position will not improve or will worsen, and the risk that the Company's current capitalization plan will not provide the Company with sufficient cash to address its current or future needs or will otherwise not be successful. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For Further information, please contact:

Matt Kreps, Darrow Associates Investor Relations
Email: mkreps@darrowir.com
Phone: (214) 597-8200

Todd Bankofier, AudioEye Chief Executive Officer
Email: tbankofier@AudioEye.com
Phone: (520) 308-6140